                                     LEASE


                                     between


                              CORILLIAN CORPORATION

                                    (Tenant)


                                       and


                         CARRAMERICA REALTY CORPORATION

                                   (Landlord)


                                  MAY 22, 2000

                                TABLE OF CONTENTS

                                                                                                               Page

1.       LEASE AGREEMENT.                                                                                         3

2.       RENT.                                                                                                    3

         A.       Types of Rent...................................................................................3

         B.       Payment of Operating Cost Share Rent and Tax Share Rent.........................................3

         C.       Definitions.....................................................................................4

         D.       Computation of Base Rent and Rent Adjustments...................................................7

3.       PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES.                             8

         A.       Condition of Premises...........................................................................8

         B.       Tenant's Possession.............................................................................8

         C.       Maintenance.....................................................................................8

4.       PROJECT SERVICES.                                                                                        9

         A.       Heating and Air Conditioning....................................................................9

         B.       Elevators.......................................................................................9

         C.       Electricity.....................................................................................9

         D.       Water...........................................................................................9

         E.       Janitorial Service..............................................................................9

         F.       Interruption of Services........................................................................9

         G.       Parking.........................................................................................9

         H.       Access.........................................................................................10

         I.       Fiber Optics...................................................................................10

5.       ALTERATIONS AND REPAIRS.                                                                                10

         A.       Landlord's Consent and Conditions..............................................................10

         B.       Damage to Systems..............................................................................11

         C.       No Liens.......................................................................................11

         D.       Ownership of Improvements......................................................................11

         E.       Removal at Termination.........................................................................12

6.       USE OF PREMISES.                                                                                        12

7.       GOVERNMENTAL REQUIREMENTS AND BUILDING RULES.                                                           12

8.       WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.                                                           12

         A.       Indemnification................................................................................12

         B.       Tenant's Insurance.............................................................................13


                                       i

         C.       Insurance Certificates.........................................................................14

         D.       Landlord's Insurance...........................................................................14

         E.       Waiver of Subrogation..........................................................................14

9.       FIRE AND OTHER CASUALTY.                                                                                14

         A.       Termination....................................................................................14

         B.       Restoration....................................................................................15

10.      EMINENT DOMAIN.                                                                                         15

11.      RIGHTS RESERVED TO LANDLORD.                                                                            15

         A.       Name...........................................................................................15

         B.       Signs..........................................................................................15

         C.       Window Treatments..............................................................................15

         D.       Keys...........................................................................................15

         E.       Access.........................................................................................15

         F.       Preparation for Reoccupancy....................................................................15

         G.       Heavy Articles.................................................................................16

         H.       Show Premises..................................................................................16

         I.       Intentionally Deleted..........................................................................16

         J.       Use of Lockbox.................................................................................16

         K.       Repairs and Alterations........................................................................16

         L.       Building Services..............................................................................16

         M.       Other Actions..................................................................................16

12.      TENANT'S DEFAULT.                                                                                       16

         A.       Rent Default...................................................................................16

         B.       Certain Performance Default....................................................................16

         C.       Other Performance Default......................................................................16

         D.       Credit Default.................................................................................16

         E.       Vacation or Abandonment Default................................................................17

13.      LANDLORD REMEDIES.                                                                                      17

         A.       Termination of Lease or Possession.............................................................17

         B.       Lease Termination Damages......................................................................17

         C.       Possession Termination Damages.................................................................17

         D.       Landlord's Remedies Cumulative.................................................................17

         E.       WAIVER OF TRIAL BY JURY........................................................................18

         F.       Litigation Costs...............................................................................18


                                       ii

14.      SURRENDER.                                                                                              18

15.      HOLDOVER.                                                                                               18

16.      SUBORDINATION TO GROUND LEASES AND MORTGAGES.                                                           19

         A.       Subordination..................................................................................19

         B.       Termination of Ground Lease or Foreclosure of Mortgage.........................................19

         C.       Security Deposit...............................................................................19

         D.       Notice and Right to Cure.......................................................................19

         E.       Definitions....................................................................................19

17.      ASSIGNMENT AND SUBLEASE.                                                                                19

         A.       In General.....................................................................................19

         B.       Landlord's Consent.............................................................................20

         C.       Procedure......................................................................................20

         D.       Change of Management or Ownership..............................................................20

         E.       Excess Payments................................................................................20

         F.       Recapture......................................................................................20

         G.       Permitted Transfers............................................................................21

18.      CONVEYANCE BY LANDLORD.                                                                                 21

19.      ESTOPPEL CERTIFICATE.                                                                                   21

20.      SECURITY DEPOSIT.                                                                                       22

         A.       Use of Security Deposit........................................................................22

         B.       Letter of Credit...............................................................................22

21.      FORCE MAJEURE.                                                                                          23

22.      INTENTIONALLY DELETED.                                                                                  23

23.      NOTICES.                                                                                                23

         A.       Landlord.......................................................................................23

         B.       Tenant.........................................................................................24

24.      QUIET POSSESSION.                                                                                       24

25.      REAL ESTATE BROKER.                                                                                     24

26.      MISCELLANEOUS.                                                                                          24

         A.       Successors and Assigns.........................................................................24

         B.       Date Payments Are Due..........................................................................24

         C.       Meaning of "Landlord", "Re-Entry, "including" and "Affiliate.".................................24

         D.       Time of the Essence............................................................................25

         E.       No Option......................................................................................25


                                      iii

         F.       Severability...................................................................................25

         G.       Governing Law..................................................................................25

         H.       Lease Modification.............................................................................25

         I.       No Oral Modification...........................................................................25

         J.       Landlord's Right to Cure.......................................................................25

         K.       Captions.......................................................................................25

         L.       Authority......................................................................................25

         M.       Landlord's Enforcement of Remedies.............................................................25

         N.       Entire Agreement...............................................................................25

         O.       Landlord's Title...............................................................................25

         P.       Light and Air Rights...........................................................................25

         Q.       Singular and Plural............................................................................25

         R.       No Recording by Tenant.........................................................................26

         S.       Exclusivity....................................................................................26

         T.       No Construction Against Drafting Party.........................................................26

         U.       Survival.......................................................................................26

         V.       Rent Not Based on Income.......................................................................26

         W.       Building Manager and Service Providers.........................................................26

         X.       Late Charge and Interest on Late Payments......................................................26

         Y.       Tenant's Financial Statements..................................................................26

27.      UNRELATED BUSINESS INCOME.                                                                              26

28.      HAZARDOUS SUBSTANCES.                                                                                   26

29.      EXCULPATION.                                                                                            27

30.      UTILITY DEREGULATION.                                                                                   27

         A.       Landlord Controls Selection....................................................................27

         B.       Tenant Will Provide Access.....................................................................27

         C.       Landlord Not Responsible for Change in Service.................................................27

31.      SATELLITE DISHES AND ANTENNAE                                                                           27

32.      RIGHTS OF FIRST OFFER                                                                                   28

ATTACHMENTS

Appendix A          -      Plan of Premises
Appendix B          -      Rules and Regulations
Appendix C          -      Tenant Improvement Agreement
Appendix D          -      Mortgages Currently Affecting the Project
Appendix E          -      Commencement Date Confirmation
Appendix F          -      Legal Description
Appendix G          -      Extension Option
Appendix H          -      Right of First Offer to Lease
Appendix I          -      Right of First Offer to Purchase
Appendix J          -      Naming Rights
Appendix K          -      Janitorial Service
Appendix L          -      Exclusive Parking Stall Locations

                                      LEASE

         THIS LEASE (the "LEASE") is made as of May 22, 2000 between CARRAMERICA REALTY CORPORATION, a Maryland corporation (the "LANDLORD") and the Tenant as named in the Schedule below. For purposes of this Lease, the term "PROJECT" means the land legally described in Appendix F hereto (the "Land") and Buildings 1, 2 and 3 located thereon. The Project is commonly known as Rock Creek Corporate Center, Hillsboro, Oregon. Phase 1 Premises means approximately 66,198 rentable square feet located in all of Building 2 at 3400 N.W. John Olsen Place, Hillsboro, Oregon 97124. Phase 2 Premises means approximately 44,901 rentable square feet located on the second and third floors of Building 1 at 3600 N.W. John Olsen Place, Hillsboro, Oregon and approximately 11,028 rentable square feet located in all of Building 3 at 3500 N.W. John Olsen Place, Hillsboro, Oregon. Phase 1 Premises and Phase 2 Premises are collectively called herein the "Premises." The Premises are shown on Appendix A. "BUILDING" means Buildings 1, 2 and 3 of the Project. "COMMON AREA" means the sidewalks, halls, passageways, exits, entrances, elevators, corridors, accessways, lobby, and all other public areas of the Building and the Project.

         The following schedule (the "SCHEDULE") is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

                                    SCHEDULE

         1. TENANT: Corillian Corporation, an Oregon corporation

         2. PREMISES: On the Phase 1 Commencement Date, Landlord shall deliver to Tenant possession of the Phase 1 Premises consisting of approximately 66,198 Rentable Square Feet (as defined in Section 3 below). On the Phase 2 Commencement Date, Landlord shall deliver to Tenant possession of the Phase 2 Premises consisting of approximately 55,929 Rentable Square Feet (as defined in
Section 3 below). Beginning on January 1, 2002, Tenant shall pay Operating Cost Share Rent and Tax Share Rent to Landlord in accordance with Section 2A of the Lease.

         3. RENTABLE SQUARE FEET OF THE PREMISES: Total Rentable Square Feet is approximately 122,127, subject to final space planning and area calculations. As used herein, "Rentable Square Feet" or "RSF" shall have the same definition as "Floor Rentable Area" as defined in BOMA's Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z651.1-1996).

         4. TENANT'S PROPORTIONATE SHARE: (a) 100% (based upon a total of 66,198 Rentable Square Feet for Building 2, as to all Operating Costs relating to Building 2, as defined in Section 2(c)(1) of the Lease, including, without limitation, HVAC maintenance and repairs, elevator maintenance and repairs, building management fee, any janitorial services and supplies, window cleaning and property insurance; (b) 100% (based upon a total of 11,028 Rentable Square Feet for Building 3, as to all Operating Costs relating to Building 3, as defined in Section 2(c)(1) of the Lease, including, without limitation, HVAC maintenance and repairs, building management fee, any janitorial services and supplies, window cleaning and property insurance; (c) 68.618% (based upon a total of 65,436 Rentable Square Feet for Building 1, as to all Operating Costs relating to Building 1, as defined in Section 2(c)(1) of the lease, including, without limitation, HVAC maintenance and repairs, elevator maintenance and repairs, building management fee, any janitorial services and supplies, window cleaning and property insurance; (d) 85.605% (based upon a total of 142,662 Rentable Square Feet in the Buildings) of all Operating Costs of the Project, excluding all Operating Costs attributable to all or any part of any Building in the Project, including without limitation, landscape costs, parking lot repair and maintenance, Landlord's liability insurance costs; and (e) 85.605% of all Taxes.

         5. SECURITY DEPOSIT: $1,000,000 Letter of Credit. See Section 20 of this Lease.

         6. TENANT'S REAL ESTATE BROKER FOR THIS LEASE: The Mehigan Company

         7. LANDLORD'S REAL ESTATE BROKER FOR THIS LEASE: Cushman & Wakefield of Oregon, Inc.

         8. TENANT IMPROVEMENTS, IF ANY: See the Tenant Improvement Agreement attached hereto as Appendix C.

         9. COMMENCEMENT DATE: The Phase 1 Commencement Date shall be the date Landlord delivers possession of the Phase 1 Premises to the Tenant, which is intended to occur on or about October 1, 2000. The Phase 2 Commencement Date shall be the date Landlord delivers possession of the Phase 2 Premises to Tenant, which is intended to occur on or about January 1, 2001. The parties will use reasonable, diligent efforts to cause the Commencement Dates to occur by the intended dates. Landlord and Tenant shall execute a Commencement Date Confirmation substantially in the form of Appendix E promptly following each Commencement Date.

         10. TERMINATION DATE/TERM: Seven (7) years from the Phase 1 Commencement Date Tenant shall have the right to extend the Term for two (2) five-year options on the terms and conditions set forth in Appendix G.

         11. GUARANTOR: None

         12. BASE RENT:

                 MONTHS               RSF               ANNUAL BASE         MONTHLY BASE         ANNUAL BASE
                                                         RENT RSF              RENT                 RENT

                 1 - 3               66,198               $0.00                $0.00                 N/A
                 4 - 6              122,127               $0.00                $0.00                 N/A
                 7 - 12             122,127               $21.00            $213,722.25              N/A
                13 - 24             122,127               $21.45            $218,302.01         $2,619,624.12
                25 - 36             122,127               $21.95            $223,390.64         $2,680,687.68
                37 - 48             122,127               $22.45            $228,479.26         $2,741,751.12
                49 - 60             122,127               $22.95            $233,567.89         $2,802,814.68
                61 - 72             122,127               $23.45            $238,656.51         $2,863,878.12
                73 - 84             122,127               $24.00            $244,254.00         $2,931,048.00

         13. MANAGEMENT FEE: The management fee each year is equal to three percent (3%) of the Annual Base Rent.

1.       LEASE AGREEMENT.

         On the terms and conditions stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Phase 1 Commencement Date and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease.

2.       RENT.

         A. TYPES OF RENT. Tenant shall pay the following Rent in the form of a check to Landlord at the following address:

                  CarrAmerica Realty Corporation
                  t/a Rock Creek Corporate Center
                  P.O. Box 198268
                  Atlanta, GA 30384-8268

         or by wire transfer as follows:

                  NationsBank, N.A. (South)
                  ABA Number 061-000-052
                  Account Number 00 326 3038269

         or in such other manner as Landlord may notify Tenant.

                  (1) Base Rent in monthly installments in advance, the monthly installment for the first (1st) month payable concurrently with the execution of this Lease and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule.

                  (2) Operating Cost Share Rent in an amount equal to the Tenant's Proportionate Share of the Operating Costs for the applicable fiscal year of the Lease in excess of the Operating Costs for the calendar year 2001 ("Base Year"), paid monthly in advance in an amount estimated by Landlord. Definition of Operating Costs and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2B, 2C and 2D. Definition of Tenant's Proportionate Share are set forth in Section 4 of the Schedule.

                  (3) Tax Share Rent in an amount equal to the Tenant's Proportionate Share of the Taxes for the applicable fiscal year of this Lease in excess of the Taxes for the Base Year, paid monthly in advance in an amount estimated by Landlord. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2B, 2C and 2D.

                  (4) Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent, Operating Cost Share Rent, and Tax Share Rent, but including any interest for late payment of any item of Rent.

                  (5) Rent as used in this Lease means Base Rent, Operating Cost Share Rent, Tax Share Rent and Additional Rent. Tenant's agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind.

         B. PAYMENT OF OPERATING COST SHARE RENT AND TAX SHARE RENT.

                  (1) Payment of Estimated Operating Cost Share Rent and Tax Share Rent. Landlord shall estimate in good faith the Operating Costs and Taxes of the Project by April 1 of each fiscal year, or as soon as reasonably possible thereafter. Landlord may revise these estimates whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project.

                  Within thirty (30) days after receiving the original or revised estimate from Landlord, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant's Proportionate Share of this estimate in excess of the Base Year, multiplied by the number of months that have elapsed in the applicable fiscal year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant's Proportionate Share of this estimate in excess of the Base Year, until a new estimate becomes applicable.

                  (2) Correction of Operating Cost Share Rent. Landlord shall deliver to Tenant a report for the previous fiscal year (the "Operating Cost Report") by May 15 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Operating Costs incurred, (b) the amount of Operating Cost Share Rent due from Tenant, and (c) the amount of Operating Cost Share Rent paid by Tenant. Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant's payments of Operating Cost Share Rent next coming due.

                  (3) Correction of Tax Share Rent. Landlord shall deliver to Tenant a report for the previous fiscal year (the "Tax Report") by May 15 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Taxes, (b) the amount of Tax Share Rent due from Tenant, and (c) the amount of Tax Share Rent paid by Tenant. Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due from Tenant minus the amount paid by Tenant. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant's payments of Tax Share Rent next coming due.

         C. DEFINITIONS.

                  (1) Included Operating Costs. "Operating Costs" means any expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the management, maintenance, operation, insurance, repair and other related activities in connection with any part of the Project (including, without limitation, all costs, charges, and expenses incurred by Landlord in connection with any change in the Electric Service Provider or Alternate Service Provider (as defined in Section 30A) then providing electrical services, and the maintenance, repair, installation and service costs associated therewith) and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease. Operating Costs shall also include the cost of any capital improvements which are intended to reduce Operating Costs or improve safety, and those made to keep the Project in compliance with governmental requirements applicable from time to time (collectively, the "Included Capital Items"); provided, that the costs of any Included Capital Item shall be amortized by Landlord, together with an amount equal to interest at ten percent (10%) per annum, over the estimated useful life of such item and such amortized costs will be included in Operating Costs for that portion of the useful life of the Included Capital Item which falls within the Term.

                  If the Project is not fully occupied and utilized during any portion of any fiscal year, Landlord may adjust (an "Equitable Adjustment") Operating Costs to equal what would have been incurred by Landlord had the Project been one-hundred percent (100%) occupied and utilized. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases. Landlord will incorporate the Equitable Adjustment in its estimates of Operating Costs.

                  If Landlord does not furnish any particular service whose cost would have constituted an Operating Cost to a tenant other than Tenant who has undertaken to perform such service itself, Operating Costs shall be increased by the amount which Landlord would have incurred if it had furnished the service to such tenant.

                  (2) Excluded Operating Costs. Operating Costs shall not include:

                           (a) costs of alterations of tenant premises;

                           (b) costs of capital improvements other than Included
                  Capital Items;

                           (c) capital expenditures required by Landlord's
                  failure to comply with laws enacted on or before the date of the Building's Temporary Certificate of Occupancy or the equivalent is validly issued; provided, however, the capital expenditures incurred by Landlord and required by laws enacted after the date the building's Temporary Certification of Occupancy or the equivalent is validly issued shall be amortized over the useful life of such capital expenditures;

                           (d) costs, including permit, license and inspection
                  costs, incurred with respect to the installation of tenant improvements made for tenants in the building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenant or other occupants of the Building;

                           (e) except as provided in Section C(1) above, costs
                  of capital nature, including, without limitation, capital improvements, capital repairs, capital equipment and capital tools, all as determined in accordance with generally accepted accounting principles, consistently applied, except as otherwise permitted herein;

                           (f) interest and principal payments on mortgages or
                  any other debt costs, or rental payments on any ground lease of the Project;

                           (g) real estate brokers' leasing commissions;

                           (h) attorney's fees, space planning costs, and other
                  costs and expenses incurred in connection with negotiations or disputes with present or prospective tenant or other occupants of the Building;

                           (i) any cost or expenditure for which Landlord is
                  reimbursed, by insurance proceeds or otherwise, except by Operating Cost Share Rent;

                           (j) the cost of any service furnished to any office
                  tenant of the Project which Landlord does not make available to Tenant;

                           (k) except as provided in Section C(1) above and
                  except on any Included Capital Items, depreciation, amortization and interest payments;

                           (l) costs incurred by Landlord due to violations by
                  Landlord or any tenant (other than Tenant) of the terms and conditions of any lease of space in the Building

                           (m) franchise or income taxes imposed upon Landlord,
                  except to the extent imposed in lieu of all or any part of Taxes;

                           (n) costs of correcting defects in construction of
                  the Building (as opposed to the cost of normal repair, maintenance and replacement expected with the construction materials and equipment installed in the Building in light of their specifications);

                           (o) legal and auditing fees which are for the benefit
                  of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to Section 2B above;

                           (p) the wages of any employee for services not
                  related directly to the management, maintenance, operation and repair of the Building;

                           (q) fines, penalties and interest;

                           (r) any amount in excess of a five percent (5%)
                  increase per year in controllable expenses. Controllable expenses shall include Landlord's corporate overhead and general administrative expenses but in no event shall include Taxes, insurance, utilities, or janitorial costs or expenses;

                           (s) interest, principal, points and fees on debts or
                  amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the property on which the Building stands;

                           (t) except for making repairs or keeping permanent
                  systems in operation while repairs are being made, rentals and other related expenses incurred in leasing air conditions systems, elevators or other equipment ordinarily considered to be a capital nature, except equipment not affixed to the Building which is used in providing janitorial or similar services;

                           (u) all items and services for which Tenant or any
                  other tenant in the Building reimburses Landlord (other than through Tenant's percentage share or any other tenant(s) percentage share of Operating Expenses), or which Landlord provides selectively to one or more tenants (other than Tenant without reimbursement;

                           (v) advertising and promotional expenditures;

                           (w) electric power costs for which any tenant
                  directly contracts with the local public service company;

                           (x) costs incurred in connection with upgrading the
                  Building or the equivalent is issued;

                           (y) tax penalties incurred as a result of Landlord's
                  negligence or inability or unwillingness to make payments when due;

                           (z) costs for which Landlord has been compensated by
                  a management fee which exceeds the amount of such costs that would have been charged to Landlord from a nonaffiliated entity; and

                           (aa) costs arising from Landlord's charitable or
                  political contributions.

         Subject to Landlord's right to reconcile pursuant to 2B(2) and (3), Landlord agrees that Landlord will not collect or be entitled to collect Operating Expenses or Taxes from all its tenants in the Project in an amount which is in excess of one hundred percent (100%) of the Operating Expenses or Taxes actually paid (including services actually rendered or provided by Landlord and its officers, employees, agents and contractors) in connection with the operation and ownership of the Project.

                  (3) Taxes. "Taxes" means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord under this Lease (the "Rent Tax"). Taxes shall also include all fees and other costs and expenses paid by Landlord in reviewing any tax and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful. Landlord shall also make an equitable adjustment to the calculation of Taxes for the Project, as appropriate, to reflect the Project as fully assessed taking into account all of the Tenant improvements in the Building.

                  For any year, the amount to be included in Taxes (a) taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and
         (b) all other Taxes, shall at Landlord's election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority, shall apply during the year in which the adjustment is made.

                  Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes. Taxes shall also not include any fines, interest or penalties imposed on Landlord by a taxing authority solely as a result of Landlord's negligence or misconduct, or unwillingness to pay.

                  (4) Lease Year. "Lease Year" means each consecutive twelve-month period beginning with the Phase 1 Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the twelve months after the first day of the following month, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.

                  (5) Fiscal Year. "Fiscal Year" means the calendar year, except that the first fiscal year and the last fiscal year of the Term may be a partial calendar year.

         D. COMPUTATION OF BASE RENT AND RENT ADJUSTMENTS.

                  (1) Prorations. If this Lease begins on a day other than the first day of a month, the Operating Cost Share Rent and Tax Share Rent shall be prorated for such partial month based on the actual number of days in such month. If this Lease begins on a day other than the first day, or ends on a day other than the last day, of the fiscal year, Operating Cost Share Rent and Tax Share Rent shall be prorated for the applicable fiscal year.

                  (2) Default Interest. Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at twelve percent (12%) per annum.

                  (3) Rent Adjustments. The square footage of the Premises and the Building set forth in the Schedule are conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Premises or the Building. If any Operating Cost paid in one fiscal year relates to more than one fiscal year, Landlord may proportionately allocate such Operating Cost among the related fiscal years.

                  (4) Books and Records. Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices. Tenant and its certified public accountant may inspect Landlord's records at Landlord's office upon at least seventy-two (72) hours' prior written notice during normal business hours during the one-hundred twenty (120) days following the respective delivery of the Operating Cost Report or the Tax Report. The results of any such inspection shall be kept strictly confidential, except as required by law, by Tenant and its agents, and Tenant and its certified public accountant must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Building. Unless Tenant sends to Landlord any written exception to either such report within said one-hundred twenty (120) day period, such report shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on both reports in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes an exception, Landlord shall cause an independent certified public accountant to issue a final and conclusive resolution of Tenant's exception. Tenant shall pay the cost of such certification unless Landlord's original determination of annual Operating Costs or Taxes overstated the amounts thereof by more than five percent (5%).

                  (5) Miscellaneous. So long as Tenant is in default of any obligation under this Lease, Tenant shall not be entitled to any refund of any amount from Landlord. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within thirty (30) days after Landlord's notice to Tenant of the amount when it is determined. Landlord may commingle any payments made with respect to Operating Cost Share Rent or Tax Share Rent, without payment of interest.

3.       PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF
         PREMISES.

         A. CONDITION OF PREMISES. Except to the extent of the Tenant Improvements for the Premises identified in Appendix C, if any, Landlord is leasing the Premises to Tenant "as is", without any obligation to alter, remodel, improve, repair or decorate any part of the Premises. Tenant acknowledges that Landlord has no obligation to make any Tenant Improvements to the Premises and that Tenant takes possession of the Premises in "AS IS" condition on the Phase 1 and Phase 2 Commencement Date.

         B. TENANT'S POSSESSION. Tenant's taking possession of any portion of the Phase 1 Premises or Phase 2 Premises shall be conclusive evidence that the entire Phase 1 or Phase 2 Premises, respectively, was in good order, repair and condition except that Tenant shall have one (1) year after the execution hereof to identify any latent defects to Landlord in writing. If Landlord authorizes Tenant to take possession of any part of the Premises prior to the Phase 1 Commencement Date for purposes of doing business, all terms of this Lease shall apply to such pre-Term possession other than Base Rent.

         C. MAINTENANCE. Throughout the Term, Tenant shall maintain the Premises in good condition, loss or damage caused by the elements, ordinary wear and tear, and fire and other casualty excepted, and at the termination of this Lease, or Tenant's right to possession, Tenant shall return the Premises to Landlord in broom-clean condition. To the extent Tenant fails to perform its obligations, Landlord may, but need not, restore the Premises to such condition and Tenant shall pay the cost thereof. The cost of any repairs made by Landlord on account of Tenant's default, or on the account of the misuse or neglect by Tenant or its employees, agents, invitees or Contractor's anywhere in the Project, shall become Additional Rent, payable by Tenant immediately upon Landlord's demand.

4.       PROJECT SERVICES.

         So long as Tenant is not in default under this Lease, Landlord shall furnish services as follows:

         A. HEATING AND AIR CONDITIONING. During the normal business hours of 7:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 12:00 noon on Saturday, Landlord shall furnish heating and air conditioning to provide a comfortable temperature, in Landlord's judgment, for normal business operations, except to the extent Tenant installs additional equipment which adversely affects the temperature maintained by the air conditioning system. Landlord acknowledges that Tenant is in the business of providing software development and services and therefore stipulates that normal business operations include the use of computer hardware and devices necessary for its business. If Tenant installs such additional equipment not necessary for its normal business operations, Landlord may install supplementary air conditioning units in the Premises, and Tenant shall pay to Landlord upon demand as Additional Rent the cost of installation, operation and maintenance thereof. Landlord shall furnish heating and air conditioning after business hours if Tenant provides Landlord reasonable prior written notice, and pays Landlord all charges for such additional heating or air conditioning, to be billed at $25.00 per hour.

         B. ELEVATORS. Landlord shall provide passenger elevator service during normal business hours to Tenant in common with Landlord and all other tenants. Landlord shall provide limited passenger service at other times, except in case of an emergency.

         C. ELECTRICITY. Landlord shall provide sufficient electricity to operate office lighting and equipment consistent with the requirements of Tenant as a software developer. Tenant shall not install or operate in the Premises any electrically operated equipment or other machinery, other than business machines and equipment normally employed for such use without obtaining the prior written consent of Landlord. If any or all of Tenant's equipment requires electricity consumption in excess of that which is reasonably necessary to operate such office equipment, such consumption (including consumption for computer or telephone rooms and special HVAC equipment) may be submetered by Landlord at Tenant's expense, and Tenant shall reimburse Landlord as Additional Rent for the cost of its submetered consumption based upon Landlord's average cost of electricity. Such Additional Rent shall be in addition to Tenant's obligations pursuant to Section 2A(2) to pay its Proportionate Share of Operating Costs.

         D. WATER. Landlord shall furnish hot and cold tap water for drinking and toilet purposes. Tenant shall pay Landlord for water furnished for any other purpose as Additional Rent at rates fixed by Landlord. Tenant shall not permit water to be wasted.

         E. JANITORIAL SERVICE. Landlord shall furnish janitorial service in the manner described in Appendix J attached hereto.

         F. INTERRUPTION OF SERVICES. If any of the Building equipment or machinery ceases to function properly for any cause Landlord shall use reasonable diligence to repair the same promptly. Landlord's inability to furnish, to any extent, the Project services set forth in this Section 4, or any cessation thereof resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Building shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant's business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof except to the extent service is interrupted solely as a result of Landlord's negligence or malfeasance.

         G. PARKING. Landlord shall provide Tenant, within the Project, with four (4) parking stalls per one thousand (1000) square feet of RSF which will be nonexclusive, uncovered and on a first-come, first-serve basis. Landlord further grants to Tenant exclusive right to use the parking stalls shown on attached EXHIBIT L. Tenant acknowledges and agrees that its parking rights are subject to the rights of an existing Tenant, University of Phoenix, that has the right to use up to 220 of the 580 parking stalls available in the Project from 5:30 p.m. until 11:00 p.m. Monday through Friday.

         H. ACCESS. Subject to appropriate security measures, including card keys or other verification systems that may be installed from time to time in the Project, Tenant and its employees will have access to the Building and the parking facilities 24-hours per day, seven (7) days per week, excepting therefrom such times when the Building and parking facilities need to be closed for repair, maintenance, safety or for causes beyond the reasonable control of Landlord.

         I. FIBER OPTICS. Fiber optic capacity is presently located in the right-of-way of Tanasbourne Drive directly adjacent to the Project's parking facility. Landlord has existing conduit running from Tanasbourne Drive to the Building. Tenant, at its cost and expense, shall have the right to retain a fiber optic company to pull fiber optic cable through such conduit to the Building. Tenant shall be responsible for any damage caused to the conduit or to the Building by exercising its rights under this Section 4.I.

5.       ALTERATIONS AND REPAIRS.

         A. LANDLORD'S CONSENT AND CONDITIONS. Tenant shall not make any improvements or alterations to the Premises (the "Work") without in each instance submitting in advance plans and specifications for the Work to Landlord, and without obtaining Landlord's prior written consent which shall not be unreasonably withheld or delayed, except that Landlord's consent shall not be required for interior, nonstructural alterations that do not exceed Ten Thousand Dollars ($10,000) in cost per project so long as such Work (a) does not impact the base structural components or systems of the Building, (b) will not impact any other tenant's premises, and (c) is not visible from outside the Premises. Notwithstanding the foregoing, Landlord may withhold its consent in its sole discretion for any Work which (a) impacts the base structural components or the Building systems, (b) impacts any other tenant's premises, or (c) is visible from outside the Premises. All improvements or alterations greater than Ten Thousand Dollars ($10,000) shall be performed by Landlord's contractor or other contractor approved in writing by Landlord prior to commencing such construction.

         Tenant shall promptly reimburse Landlord for actual costs incurred for review of the plans and all other items submitted by Tenant. Tenant shall pay for the cost of all Work as and when such payment is first due. All Work shall become the property of Landlord upon its installation, except for Tenant's trade fixtures and for items which Landlord requires Tenant to remove at Tenant's cost at the termination of the Lease pursuant to Section 5E.

                  The following requirements shall apply to all Work:

                           (1) Prior to commencement, Tenant shall furnish to Landlord building permits, certificates of insurance satisfactory to Landlord, and, at Landlord's request, security for payment of all costs.

                           (2) Tenant shall schedule and perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.

                           (3) The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable governmental laws, ordinances and regulations ("Governmental Requirements").

                           (4) Tenant shall perform all Work so as to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

                           (5) Tenant shall perform all Work in compliance with Landlord's "Policies, Rules and Procedures for Construction Projects" in effect at the time the Work is performed.

                           (6) Tenant shall permit Landlord to supervise all Work.

                           (7) Landlord shall specify whether Tenant shall be required to remove the Work pursuant to subparagraph (E) herein upon Termination of the Lease.

                           (8) Upon completion, Tenant shall furnish Landlord with contractor's affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials, and all other close-out documentation required in Landlord's "Policies, Rules and Procedures for Construction Projects" which Tenant acknowledges has been delivered to Tenant with this Lease.

         B. DAMAGE TO SYSTEMS. If any part of the mechanical, electrical or other systems in the Premises are damaged, Tenant shall promptly notify Landlord, and Landlord shall repair such damage. Landlord may also at any reasonable time make any repairs or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement. Tenant shall at its expense make all other repairs necessary to keep the Premises, and Tenant's fixtures and personal property, in good order, condition and repair; to the extent Tenant fails to do so, Landlord may make such repairs itself. The cost of any repairs made by Landlord on account of Tenant's default, or on account of the misuse or neglect by Tenant or its invitees, contractors or agents anywhere in the Project, shall become Additional Rent payable by Tenant on demand.

         C. NO LIENS. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord's interest in the Project; any such lien or encumbrance shall attach to Tenant's interest only. If any mechanic's lien is filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within ten (10) days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (i) within such ten (10) day period, provide Landlord adequate security for the lien or claim, (ii) promptly contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as attorney's fees and other expenses incurred by Landlord, shall become Additional Rent payable by Tenant on demand.

         D. OWNERSHIP OF IMPROVEMENTS. All Work as defined in this Section 5, all partitions, hardware, equipment, machinery, and all other improvements and fixtures except trade fixtures constructed in the Premises by either Landlord or Tenant and items which Landlord requires Tenant to remove at Tenant's cost (collectively, "Additions"), shall become Landlord's property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing prior to installation. At Landlord's option, all Additions will either be (a) surrendered to Landlord with the Premises at the termination of the Lease or of Tenant's right to possession, or (b) removed in accordance with Subsection 5E below (unless Landlord at the time it gives its consent to the performance of such construction expressly waives in writing the right to require such removal).

         E. REMOVAL AT TERMINATION. Upon the termination of this Lease or Tenant's right of possession, Tenant shall remove from the Project its trade fixtures, furniture, moveable equipment and other personal property, any Additions which Landlord elects shall be removed by Tenant pursuant to Section 5D, and any Additions to any portion of the Project other than the Premises. Tenant shall promptly repair all damage caused by the installation or removal of any of the foregoing items. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord's election (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant's sole cost, without waiving Landlord's right to claim from Tenant all expenses arising out of Tenant's failure to remove the property, and without liability to Tenant or any other person. Landlord shall not be a bailee of any such personal property. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any expenses incurred for disposition.

6.       USE OF PREMISES.

         Tenant shall use the Premises only for general office purposes. Tenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord's insurance on the Project. Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises. Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste upon the Premises, or allow any offensive noise or odor in or around the Premises.

         If any governmental authority deems the Premises to be a "place of public accommodation" under the Americans with Disabilities Act or any other comparable law as a result of Tenant's use, then Tenant shall either modify its use and cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Building or the Premises under such laws. Landlord represents to Tenant that, to Landlord's commercially reasonable knowledge, on the Phase 1 Commencement Date the Project will comply with applicable building codes, including the Americans with Disabilities Act.

7.       GOVERNMENTAL REQUIREMENTS AND BUILDING RULES.

         Tenant shall comply with all Governmental Requirements applying to its use of the Premises. Tenant shall also comply with all reasonable rules established for the Project from time to time by Landlord. The current rules and regulations are contained in Appendix B. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply the rules and regulations uniformly with respect to Tenant and tenants in the Building under leases containing rules and regulations similar to this Lease. In the event of alterations and repairs performed by Tenant, Tenant shall comply with the provisions of Section 5 of this Lease and also Landlord's "Policies, Rules and Regulations for Construction Projects".

8.       WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

         A. INDEMNIFICATION. Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in the Project and arising from the use of the Premises or from any other act or omission or negligence of Tenant or any of Tenant's employees or agents. Tenant's obligations under this section shall survive the termination of this Lease.

         Landlord shall indemnify, defend and hold harmless Tenant and its officers, directors, employees and agents against any claim by any third party for damage to person or Premises or from any other act or omission or negligence of Landlord or any of Landlord's employees or agents. Landlord's obligations under this section shall survive the termination of this Lease.

         LANDLORD AND TENANT AGREE THAT IN ANY CLAIMS FOR PERSONAL INJURY (INCLUDING ALL CONSEQUENTIAL, GENERAL, PUNITIVE AND SPECIAL DAMAGES) BROUGHT AGAINST EITHER OR BOTH OF THEM (WHETHER JOINTLY OR SEVERALLY) BY ANY CLAIMANT, NEITHER LANDLORD NOR TENANT WILL ASSERT ANY DEFENSE BASED ON ANY LIMITATION OF (OR EXCEPTION FROM) LIABILITY BASED ON ANY WORKER'S COMPENSATION LAW, IF THE RESULT OF SUCH DEFENSE WOULD BE TO INCREASE THE LIABILITY OF THE OTHER PARTY TO THE CLAIMANT, OR TO INCREASE THE AMOUNT OF DAMAGES THAT THE OTHER PARTY WOULD HAVE TO PAY OR WOULD LIMIT THE OTHER PARTY'S RIGHT TO SEEK CONTRIBUTION OR INDEMNIFICATION. THIS PROVISION IS FOR THE SOLE BENEFIT OF LANDLORD AND TENANT; IT IS NOT FOR THE BENEFIT OF ANY CLAIMANT. THIS WAIVER HAS BEEN SPECIFICALLY NEGOTIATED BY THE PARTIES AND EACH PARTY HAS CONSULTED WITH INDEPENDENT COUNSEL REGARDING THIS WAIVER.

         B. TENANT'S INSURANCE. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

                  (1) Commercial General Liability Insurance, with (a) Contractual Liability including the indemnification provisions contained in this Lease, (b) a severability of interest endorsement,
         (c) limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Four Million Dollars ($4,000,000).

                  (2) Property Insurance against "All Risks" of physical loss covering the replacement cost of all improvements, fixtures and personal property. Tenant waives all rights of subrogation, and Tenant's property insurance shall include a waiver of subrogation in favor of Landlord.

                  (3) Workers' compensation or similar insurance in form and amounts required by law, and Employer's Liability with not less than the following limits:

                           Each Accident             $500,000
                           Disease--Policy Limit     $500,000
                           Disease--Each Employee    $500,000

                  Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents.

         Tenant's insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee. Landlord, and Landlord's building manager or agent and ground lessor, if any, shall be named as additional insureds in insurance policies required of the Tenant in Section 8B(1). The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord's approval, and any such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have a A.M. Best rating of A:VI or better.

         Tenant shall cause any contractor of Tenant performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

                  (1) Commercial General Liability Insurance, including contractor's liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor's protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage.

                  (2) Workers' compensation or similar insurance in form and amounts required by law, and Employer's Liability with not less than the following limits:

                           Each Accident             $500,000
                           Disease--Policy Limit     $500,000
                           Disease--Each Employee    $500,000

                  Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents. Tenant's contractor's insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord's building manager or agent, mortgagee or ground lessor shall be named as additional insured on Tenant's contractor's insurance policies.

         C. INSURANCE CERTIFICATES. Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five (5) days prior to the Commencement Date and each renewal date. Each certificate will provide for thirty (30) days prior written notice of cancellation to Landlord and Tenant.

         D. LANDLORD'S INSURANCE. Landlord shall maintain "All-Risk" property insurance at replacement cost, including loss of rents, on the Building, and Commercial General Liability insurance policies covering the common areas of the Building, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project.

         E. WAIVER OF SUBROGATION. Landlord and Tenant each waive all claims against the other for property damage to the extent that the claims are or would be covered by the "All-Risk" coverage against property damage that this Lease requires the party suffering the loss to carry. The parties agree that each party bears and will insure against the risk of loss or damage to its own property caused by the negligence of the other party. The respective "All-Risk" coverage property insurance policies carried by Landlord and Tenant shall each contain enforceable waiver of subrogation endorsements.

9.       FIRE AND OTHER CASUALTY.

         A. TERMINATION. If a fire or other casualty causes substantial damage to the Building or the Premises, Landlord shall engage a registered architect to certify within one (1) month of the casualty to both Landlord and Tenant the amount of time needed to restore the Building and the Premises to tenantability, using standard working methods. If the time needed exceeds twelve (12) months from the beginning of the restoration, or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Lease, then in the case of the Premises, either Landlord or Tenant may terminate this Lease, and in the case of the Building, Landlord may terminate this Lease, by notice to the other party within ten (10) days after the notifying party's receipt of the architect's certificate. The termination shall be effective thirty (30) days from the date of the notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the Premises which has been untenantable after the casualty.

         B. RESTORATION. If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises subject to current Governmental Requirements. Tenant shall replace its damaged improvements, personal property and fixtures. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable, except to the extent that Tenant's negligence caused the casualty.

10.      EMINENT DOMAIN.

         As used herein, "Date of Taking" means the date the party seeking to exercise its right of eminent domain has the right to possession of the property being taken. If a part of the Building is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease effective as of the date of the taking. If any substantial portion of the Project is taken without affecting the Premises, then Landlord may terminate this Lease as of the date of such taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken. The entire award for a taking of any kind shall be paid to Landlord, and Tenant shall have no right to share in the award. All obligations accrued to the date of the taking shall be performed by the party liable to perform said obligations, as set forth herein. Tenant may pursue a separate award for its trade fixtures and moving expenses in connection with the taking, but only if such recovery does not reduce the award payable to Landlord.

11.      RIGHTS RESERVED TO LANDLORD.

         Landlord may exercise at any time any of the following rights in operating of the Project without liability to the Tenant of any kind:

         A. NAME. Subject to the provisions of Appendix J attached hereto, to change the name or street address of the Building or the suite number(s) of the Premises.

         B. SIGNS. To install and maintain any signs on the exterior and in the interior of the Building, and to approve at its sole discretion, prior to installation, any of Tenant's signs in the Premises visible from the common areas or the exterior of the Building. Landlord shall allow Tenant to install interior and exterior signage for the Building in form and location acceptable to Landlord in its sole discretion and subject to all applicable governmental regulations (including, without limitation, the regulations of the City of Hillsboro, the Oregon Department of Transportation and Tanasbourne Corporate Center Protective Covenants) and any conditions, covenants and restrictions affecting the Project. The cost of exterior signage (including installation) shall be at Tenant's sole expense with final location of each sign to be mutually agreed upon by Landlord and Tenant.

         C. WINDOW TREATMENTS. To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area.

         D. KEYS. To retain and use at any time passkeys to enter the Premises or any door within the Premises. Tenant shall not alter or add any lock or bolt.

         E. ACCESS. To have access to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease.

         F. PREPARATION FOR REOCCUPANCY. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises, without relieving Tenant of any obligation to pay Rent.

         G. HEAVY ARTICLES. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant's property. Tenant shall move its property entirely at its own risk.

         H. SHOW PREMISES. To show the Premises to prospective purchasers, tenants, brokers, lenders, investors, rating agencies or others at any reasonable time, provided that Landlord gives prior notice to Tenant and does not materially interfere with Tenant's use of the Premises.

         I. INTENTIONALLY DELETED.

         J. USE OF LOCKBOX. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent's receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within twenty-one (21) days after such receipt or collection a check equal to the amount sent by Tenant.

         K. REPAIRS AND ALTERATIONS. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any Work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.

         L. BUILDING SERVICES. To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant's use of the Premises.

         M. OTHER ACTIONS. To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building.

12.      TENANT'S DEFAULT.

         Any of the following shall constitute a default by Tenant:

         A. RENT DEFAULT. Tenant fails to pay any Rent when due, and in the case of only the first such failure during the Term of this Lease, this failure continues for ten (10) days after written notice from Landlord.

         B. CERTAIN PERFORMANCE DEFAULT. If Tenant, whether by action or inaction, defaults in its obligations under Section 8 (Insurance), Section 17 (Assignment and Sublease), or Section 28 (Hazardous Substances);

         C. OTHER PERFORMANCE DEFAULT. Tenant fails to perform any other material obligation, individually or in the aggregate, to Landlord under this Lease, and, in the case of only the first two (2) such material failures during the Term of this Lease, this failure continues for ten (10) days after written notice from Landlord, except that if Tenant begins to cure its failure within the ten (10) day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the ten (10) day period shall be extended to sixty (60) days, or such lesser period as is reasonably necessary to complete the cure;

         D. CREDIT DEFAULT. One of the following credit defaults occurs:

                  (1) Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant or for any substantial part of its property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of thirty days or results in the entry of an order for relief against Tenant which is not fully stayed within seven days after entry;

                  (2) Tenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

                  (3) Any third party obtains a levy or attachment under process of law against Tenant's leasehold interest.

         E. VACATION OR ABANDONMENT DEFAULT. Tenant vacates or abandons the Premises.

13.      LANDLORD REMEDIES.

         A. TERMINATION OF LEASE OR POSSESSION. If Tenant defaults, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant's possession of all or any portion of the Premises without terminating this Lease. In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant's sole cost, remove any of Tenant's signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant.

         B. LEASE TERMINATION DAMAGES. If Landlord terminates the Lease, Tenant shall pay to Landlord all Rent due on or before the date of termination, plus Landlord's reasonable estimate of the aggregate Rent that would have been payable from the date of termination through the Termination Date, reduced by the rental value of the Premises calculated as of the date of termination for the same period, taking into account anticipated vacancy prior to reletting, reletting expenses and market concessions, both discounted to present value at the rate of five percent (5%) per annum. If Landlord shall relet any part of the Premises for any part of such period before such present value amount shall have been paid by Tenant or finally determined by a court, then the amount of Rent payable pursuant to such reletting (taking into account vacancy prior to reletting and any reletting expenses or concessions) shall be deemed to be the reasonable rental value for that portion of the Premises relet during the period of the reletting.

         C. POSSESSION TERMINATION DAMAGES. If Landlord terminates Tenant's right to possession without terminating the Lease and Landlord takes possession of the Premises itself, Landlord may relet any part of the Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building. Any proceeds from reletting the Premises shall first be applied to the expenses of reletting, including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses. If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Lease, Tenant shall pay such deficiency to Landlord monthly upon demand as it becomes due. Any excess proceeds shall be retained by Landlord.

         D. LANDLORD'S REMEDIES CUMULATIVE. All of Landlord's remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity. Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord's acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord's notice to Tenant, or termination of the Lease or of Tenant's right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for

Tenant's account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate until paid.

         E. WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN OREGON, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

         F. LITIGATION COSTS. In the event of the bringing of any action, including any appeal therefrom, by either party hereto as against the other hereon or hereunder or by reason of the breach of any covenant or condition on the part of the other party or arising out of this Lease, then and in that event the party in whose favor final judgment shall be entered shall be entitled to have and recover of and from the other reasonable attorneys' fees and costs which shall be fixed by the Court.

         Should Landlord become a party defendant to any litigation concerning this Lease or any part of the Leased Premises by reason of any act or omission of Tenant, its agents, employees or contractors and not because of any act or omission of the Landlord, its agents, employees or contractors, then Tenant shall indemnify, protect, defend and hold Landlord harmless from all claims, demands, liability, or loss by reason thereof and shall pay to Landlord all reasonable attorneys' fees and costs incurred by Landlord in such litigation.

         In addition, Tenant shall reimburse Landlord for any attorneys' fees or costs reasonably incurred by Landlord, whether or not suit be instituted, with respect to any failure by Tenant to perform any of its duties or obligations under the terms of this Lease.

14.      SURRENDER.

         Upon termination of this Lease or Tenant's right to possession, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and tear excepted. If Landlord requires Tenant to remove any alterations, then Tenant shall remove the alterations in a good and workmanlike manner and restore the Premises to its condition prior to their installation. Tenant will not be required to modify or reconfigure the Premises from its configuration on the Commencement Date.

15.      HOLDOVER.

         Tenant shall have no right to holdover possession of the Premises after the expiration or termination of this Lease without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion. If Tenant retains possession of any part of the Premises after the Term, Tenant shall become a month-to-month tenant for the entire Premises upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that Tenant shall pay all of Base Rent, Operating Cost Share Rent and Tax Share Rent at one-hundred fifty percent (150%) of the rate in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession. Tenant shall also immediately pay Landlord all of Landlord's direct and consequential damages. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord's right to regain possession or any other of Landlord's remedies. Notwithstanding the foregoing, Tenant shall have the right to holdover possession of the Premises for a period of thirty (30) days at the one-hundred and fifty percent (150%) of the rate in effect immediately prior to such holdover, computed on a monthly basis for such full or partial month Tenant remains in possession and upon all the terms of this Lease as might be applicable to such one-month holdover.

16.      SUBORDINATION TO GROUND LEASES AND MORTGAGES.

         A. SUBORDINATION. This Lease shall be subordinate to any present or future ground lease or mortgage affecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or ground lessor or mortgagee, Tenant shall within ten (10) days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination subject to such ground lessor or mortgagee agreeing not to disturb Tenant's tenancy and to otherwise fulfill and honor such other obligations owed to Tenant as herein provided, so long as Tenant is not in default under this Lease. Any mortgagee has the right, at its option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant.

         B. TERMINATION OF GROUND LEASE OR FORECLOSURE OF MORTGAGE. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant shall attorn to such ground lessor or mortgagee or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser. The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project. At the request of Landlord, ground lessor or mortgagee, Tenant shall execute and deliver within ten (10) days of the request any document furnished by the requesting party to evidence Tenant's agreement to attorn.

         C. SECURITY DEPOSIT. Any ground lessor or mortgagee shall be responsible for the return of any security deposit by Tenant only to the extent the security deposit is received by such ground lessor or mortgagee.

         D. NOTICE AND RIGHT TO CURE. The Project is subject to any ground lease and mortgage identified with name and address of ground lessor or mortgagee in Appendix D to this Lease (as the same may be amended from time to time by written notice to Tenant). Tenant will send by registered or certified mail to any ground lessor or mortgagee identified either in such Appendix or in any later notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but ground lessor or mortgagee begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

         E. DEFINITIONS. As used in this Section 16, "mortgage" shall include "deed of trust" and/or "trust deed" and "mortgagee" shall include "beneficiary" and/or "trustee", "mortgagee" shall include the mortgagee of any ground lessee, and "ground lessor", "mortgagee", and "purchaser at a foreclosure sale" shall include, in each case, all of its successors and assigns, however remote.

17.      ASSIGNMENT AND SUBLEASE.

         A. IN GENERAL. Tenant shall not, without the prior consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant's interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant's interest in this Lease, (iii) sublet all or any part of the Premises, or (iv) permit anyone other than Tenant, its employees, and subcontractors to occupy any part of the Premises. Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any assignment, sublease or transfer. No consent granted by Landlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy. Tenant shall pay all of Landlord's reasonable attorneys' fees and other reasonable expenses incurred in connection with any consent requested by Tenant or in reviewing any proposed assignment or subletting. Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord's prior written consent shall be void.

         B. LANDLORD'S CONSENT. Landlord will not unreasonably withhold its consent to any proposed assignment or subletting. It shall be reasonable for Landlord to withhold its consent to any assignment or sublease if (i) Tenant is in default under this Lease, (ii) the financial responsibility, nature of business, and character of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord, (iii) in the reasonable judgment of Landlord the purpose for which the assignee or subtenant intends to use the Premises (or a portion thereof) is not in keeping with Landlord's standards for the Building or are in violation of the terms of this Lease or any other leases in the Project, (iv) the proposed assignee or subtenant is a government entity, or (v) the proposed assignment is for less than the entire Premises or for less than the remaining Term of the Lease. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent.

         C. PROCEDURE. Tenant shall notify Landlord in writing of any proposed assignment or sublease at least fifteen (15) days prior to its proposed effective date. The notice shall include the name and address of the proposed assignee or subtenant, its corporate affiliates in the case of a corporation and its partners in a case of a partnership, an execution copy of the proposed assignment or sublease, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed assignee or subtenant. As a condition to any effective assignment of this Lease, the assignee shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease, subtenant shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the sublease, an agreement to comply with all of Tenant's obligations under this Lease, and at Landlord's option, an agreement (except for the economic obligations which subtenant will undertake directly to Tenant) to attorn to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires.

         D. CHANGE OF MANAGEMENT OR OWNERSHIP. Any transfer of the direct or indirect power to affect the management or policies of Tenant or direct or indirect change in twenty-five percent (25%) or more of the ownership interest in Tenant shall constitute an assignment of this Lease. The provisions of this
Section 17.D. shall not be applicable so long as Tenant's common stock is either listed on the New York Stock Exchange or approved for trading on the Nasdaq National Market System.

         E. EXCESS PAYMENTS. If Tenant assigns this Lease or sublets any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sublet, then Tenant shall pay fifty percent (50%) of any excess profit to Landlord as Additional Rent immediately upon receipt.

         F. RECAPTURE. Except as to assignments or subleases to permitted subsidiaries or affiliates as provided in Section 17.G., Landlord may, by giving written notice to Tenant within thirty (30) days after receipt of Tenant's notice of assignment or subletting, terminate this Lease with respect to the space described in Tenant's notice, as of the effective date of the proposed assignment or sublease and all obligations under this Lease as to such space shall expire except as to any obligations that expressly survive any termination of this Lease.

         G. PERMITTED TRANSFERS. Notwithstanding anything to the contrary in the Lease, Tenant may, without Landlord's prior written consent and without payment of any amount to Landlord, sublet the Premises or assign the Lease to (a) a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Tenant, (b) a successor corporation related to Tenant by merger, consolidation, nonbankruptcy reorganization, or government action, or
(c) a purchaser of substantially all of Tenant's assets located in the Premises, PROVIDED, HOWEVER, that no such assignment or subletting shall release or discharge Tenant from any liability under this Lease or be construed as consent by Landlord to any further assignment or subletting to any person or entity that is not an affiliate of Tenant and provided further that Tenant shall provide a copy of the documentation effecting such permitted transfer as soon as reasonably possible either prior to or after the effective date thereof; and provided further, that in the event of a permitted transfer, the assignee shall be deemed to have assumed all of the obligations of the Tenant hereunder from and after the effective date of the assignment, and in the case of a permitted subletting, the subtenant shall be deemed to have agreed to comply with all of Tenant's obligations under this Lease applicable to the subleased Premises from and after the effective date of the sublease, and, at Landlord's option, will agree to attorn to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires. Neither the sale or transfer of Tenant's capital stock, including, without limitation, a transfer in connection with the merger, consolidation or nonbankruptcy reorganization of Tenant and any sale through any private or public offering, nor the pledge of or grant of a security interest in any of the Tenant's capital stock shall be deemed an assignment, subletting or other transfer of the Lease or the Premises. For purposes of this section, the term "affiliate" means any corporation, limited liability company, partnership or other entity controlled by, controlling or under common control with Tenant, whether "control" means the ownership of at least fifty-one percent (51%) of the voting stock or other beneficial interest of the controlled entity.

18.      CONVEYANCE BY LANDLORD.

         If Landlord shall at any time transfer its interest in the Building or this Lease, Landlord shall be released of any obligations occurring after such transfer, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord's successors for performance of such obligations. This Lease shall not be affected by any such transfer.

19.      ESTOPPEL CERTIFICATE.

         Each party shall, within ten (10) business days of receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in full force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested. Failure to deliver such statement within the time required shall be conclusive evidence against the non-certifying party that this Lease, with any amendments identified by the requesting party, is in full force and effect, that there are no uncured defaults by the requesting party, that not more than one month's Rent has been paid in advance, that the non-certifying party has not paid any security deposit, and that the non-certifying party has no claims or offsets against the requesting party.

20.      SECURITY DEPOSIT.

         A. USE OF SECURITY DEPOSIT. Tenant shall deposit with Landlord on the date of this Lease, security for the performance of all of its obligations in the amount set forth on the Schedule initially in the form of a Letter of Credit described in Section 20.B. If Tenant defaults under this Lease, Landlord may use all or any part of the Security Deposit to make any defaulted payment, to pay for Landlord's cure of any defaulted obligation, or to compensate Landlord for any loss or damage resulting from any default. To the extent any portion of the Security Deposit is used, Tenant shall within five (5) days after demand from Landlord restore the Security Deposit to its then-full amount. Landlord may keep the Security Deposit in its general funds and shall not be required to pay interest to Tenant on the deposit amount, provided that Landlord shall credit against the Base Rent each month an amount equal to the amount of interest that would have been earned using five percent (5%) simple interest on only $200,000 of the cash Security Deposit held by Landlord. If Tenant performs all of its obligations under this Lease and returns the Premises to Landlord at the end of the Term in the condition required by this Lease, then Landlord shall return all of the remaining Security Deposit to Tenant within thirty (30) days after the end of the Term. The Security Deposit shall not serve as an advance payment of Rent or a measure of Landlord's damages for any default under this Lease.

         If Landlord transfers its interest in the Building or this Lease, Landlord may transfer the Security Deposit to its transferee. Upon such transfer, Landlord shall have no further obligation to return the Security Deposit to Tenant, and Tenant's right to the return of the Security Deposit shall apply solely against Landlord's transferee.

         B. LETTER OF CREDIT. As used in this Lease, the term "Letter of Credit" shall mean an unconditional and irrevocable letter of credit issued by a federally-insured banking institution acceptable to Landlord (the "Letter of Credit") in the face amount of One Million and No/100 Dollars ($1,000,000.00) in the form and substance acceptable to Landlord, which shall be held by Landlord as the Security Deposit in accordance with the provisions of this Section 20. If the Letter of Credit (or any replacement thereof) is issued for an effective period of time less than the seven (7) year initial Term of this Lease, Tenant shall from time to time, and not later than thirty (30) days prior to the expiration of the Letter of Credit, replace each such expiring Letter of Credit with a new Letter of Credit in the same amount (subject to the reduction referenced in Section 20.D below), and upon the same terms and conditions as the expiring Letter of Credit. The Letter of Credit (and any replacement thereof) may be drawn upon by Landlord under the terms and conditions as provided in this
Section 20. Failure of Tenant to renew the Letter of Credit at least thirty (30) days prior to its expiration shall constitute an Event of Default under this Lease and shall entitle Landlord, in addition to the other remedies contained in this Lease, and without any further notice to Tenant, to draw upon the Letter of Credit. If for any reason Landlord shall have failed to draw upon the Letter of Credit prior to its expiration (or if the issuer shall have been rendered unable to honor such draw request for any reason, including due to governmental regulatory intervention or financial deterioration), Tenant shall immediately upon demand from Landlord, deliver to Landlord a replacement Letter of Credit in the same amount as the Letter of Credit that had expired (or had been rendered incapable of being honored).

         C. At such time as all of the following conditions have been achieved or satisfied, Landlord shall release and deliver to Tenant the Letter of Credit:

                  (a) Tenant has raised at least $48,000,000 in proceeds (net of commissions, finders fees and underwriter's discounts) in one or more public offerings or private placements of its equity securities (including convertible preferred stock);

                  (b) Tenant's common stock is either listed on the New York Stock Exchange or approved for trading on the Nasdaq National Market System;

                  (c) Tenant has reported positive net income for four consecutive quarters as reflected in financial statements, prepared in accordance with generally accepted accounting principles, consistently applied, filed by the Company with the Securities and Exchange Commission; and

                  (d) Tenant has delivered to Landlord the sum of $200,000 in immediately available funds, which shall become the Security Deposit subject to the provisions of this
                         Section 20.

         D. On each anniversary of the Phase 1 Commencement Date, unless the Letter of Credit has been released by Landlord, the Letter of Credit shall be reduced by an amount equal to one-seventh (1/7th) of the original principal amount (i.e. $142,857.14 for each of the first through the sixth anniversary dates and $142,857.16 on the seventh anniversary date).

         E. Notwithstanding anything to the contrary contained herein, Tenant hereby knowingly, and upon advice of counsel, waives any right it may have to enjoin, declare or otherwise prohibit the issuer of the Letter of Credit from paying, or Landlord from drawing upon, the Letter of Credit. If Tenant attempts to obtain, or obtains, an injunction or other legal writ which prevents the issuer from paying, or Landlord from drawing upon, the Letter of Credit, Tenant shall, at Landlord's request, either (a) extend the Letter of Credit during the time period ending ten (10) days after expiration of the injunction or other legal writ; or (b) provide Landlord other reasonably satisfactory security. If Landlord prevails in any litigation concerning the Letter of Credit and Landlord's rights thereto, Tenant shall reimburse Landlord its attorneys' fees, court costs, and other expenses related to the litigation.

21.      FORCE MAJEURE.

         Landlord shall not be in default under this Lease to the extent Landlord is unable to perform any of its obligations on account of any strike or labor problem, energy shortage, governmental preemption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of Landlord ("Force Majeure").

22.      INTENTIONALLY DELETED.

23.      NOTICES.

         All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:

         A. LANDLORD. To Landlord as follows:

                           CarrAmerica Realty Corporation
                           10785 Willows Road NE, Suite 250
                           Redmond, WA  98052
                           Attn:  Market Officer
                           with a copy to:

                           CarrAmerica Realty Corporation
                           1850 K Street, NW
                           Suite 500
                           Washington, D.C. 20006
                           Attn:  Lease Administration

or to such other person at such other address as Landlord may designate by notice to Tenant.

         B. TENANT. To Tenant as follows:

                  prior to Phase 1 Commencement Date:

                           Corillian Corporation
                           3855 S.W. 153rd Drive
                           Beaverton, OR  97006

                  after Phase 1 Commencement Date:

                           Corillian Corporation
                           3400 N.W. John Olsen Place
                           Hillsboro, OR  97124

or to such other person at such other address as Tenant may designate by notice to Landlord.

         Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the United States mail in the case of registered or certified mail, and one business day in the case of overnight courier.

24.      QUIET POSSESSION.

         So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord.

25.      REAL ESTATE BROKER.

         Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker's fee or other payment in connection with this Lease. Tenant shall indemnify and defend Landlord against any claims by any other broker or third party for any payment of any kind in connection with this Lease.

26.      MISCELLANEOUS.

         A. SUCCESSORS AND ASSIGNS. Subject to the limits on Tenant's assignment contained in Section 17, the provisions of this Lease shall be binding on and inure to the benefit of all successors and assigns of Landlord and Tenant.

         B. DATE PAYMENTS ARE DUE. Except for payments to be made by Tenant under this Lease which are due upon demand or are due in advance (such as Base
Rent), Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within ten days of Tenant's receipt of Landlord's statement.

         C. MEANING OF "LANDLORD", "RE-ENTRY, "INCLUDING" AND "AFFILIATE." The term "Landlord" means only the owner of the Project and the lessor's interest in this Lease from time to time. The words "re-entry" and "re-enter" are not restricted to their technical legal meaning. The words "including" and similar words shall mean "without limitation." The word "affiliate" shall mean a person or entity controlling, controlled by or under common control with the applicable entity. "Control" shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

         D. TIME OF THE ESSENCE. Time is of the essence of each provision of this Lease.

         E. NO OPTION. This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

         F. SEVERABILITY. The unenforceability of any provision of this Lease shall not affect any other provision.

         G. GOVERNING LAW. This Lease shall be governed in all respects by Oregon law, without regard to the principles of conflicts of laws.

         H. LEASE MODIFICATION. Tenant agrees to modify this Lease in any way requested by a mortgagee which does not cause increased expense to Tenant or otherwise adversely affect Tenant's interests under this Lease.

         I. NO ORAL MODIFICATION. No modification of this Lease shall be effective unless it is a written modification signed by both parties.

         J. LANDLORD'S RIGHT TO CURE. If Landlord breaches any of its obligations under this Lease, Tenant shall notify Landlord in writing and shall take no action respecting such breach so long as Landlord promptly begins to cure the breach and diligently pursues such cure to its completion. Landlord may cure any default by Tenant; any expenses incurred shall become Additional Rent due from Tenant on demand by Landlord.

         K. CAPTIONS. The captions used in this Lease shall have no effect on the construction of this Lease.

         L. AUTHORITY. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

         M. LANDLORD'S ENFORCEMENT OF REMEDIES. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

         N. ENTIRE AGREEMENT. This Lease, together with all Appendices, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

         O. LANDLORD'S TITLE. Landlord's title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord's title.

         P. LIGHT AND AIR RIGHTS. Landlord does not grant in this Lease any rights to light and air in connection with Project except such rights to install communications devices on the roof of the Premises, as consistent with Tenant's ordinary business operations or requirements. Except as provided herein, Landlord reserves to itself, the Land, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

         Q. SINGULAR AND PLURAL. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

         R. NO RECORDING BY TENANT. Tenant shall not record any memorandum or any portion of this Lease.

         S. EXCLUSIVITY. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises.

         T. NO CONSTRUCTION AGAINST DRAFTING PARTY. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

         U. SURVIVAL. All obligations of Landlord and Tenant under this Lease shall survive the termination of this Lease.

         V. RENT NOT BASED ON INCOME. No rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

         W. BUILDING MANAGER AND SERVICE PROVIDERS. Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

         X. LATE CHARGE AND INTEREST ON LATE PAYMENTS. Without limiting the provisions of Section 12A, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within five (5) business days after the same becomes due and payable, then Tenant shall pay a late charge equal to the greater of five percent (5%) of the amount due or $250. In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent from the date due until paid at the rate provided in Section 2D(2). Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above.

         Y. TENANT'S FINANCIAL STATEMENTS. Within ten (10) days after Landlord's written request therefor, Tenant shall deliver to Landlord the current unaudited quarterly and audited annual financial statements of Tenant, and annual audited financial statements of the two (2) years prior to the current year's financial statements, each with an opinion of a certified public accountant and including a balance sheet and profit and loss statement, all prepared in accordance with generally accepted accounting principles consistently applied.

27.      UNRELATED BUSINESS INCOME.

         If Landlord reasonably believes at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

28.      HAZARDOUS SUBSTANCES.

         Neither Landlord nor Tenant shall cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project. "Hazardous Substances" include those hazardous substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws. If any lender or governmental agency shall require testing for Hazardous Substances in the Premises, Tenant shall pay for such testing.

29.      EXCULPATION.

         Landlord shall have no personal liability under this Lease; its liability shall be limited to its interest in the Project, and shall not extend to any other property or assets of the Landlord. In no event shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord's obligations hereunder.

30.      UTILITY DEREGULATION.

         A. LANDLORD CONTROLS SELECTION. Landlord has chosen Portland General Electric and Duke Power (each, an "Electric Service Provider") to provide electricity service for the Building. Notwithstanding the foregoing, to the extent permitted by law, Landlord may at any time and from time to time during the Lease Term, either contract for service from a different company or companies providing electricity service (each such company, an "Alternative Service Provider") or continue to contract for service from the Electric Service Provider.

         B. TENANT WILL PROVIDE ACCESS. Tenant will cooperate with Landlord, the Electric Service Provider, and any Alternative Service Provider at all times and, as reasonably necessary, will allow Landlord, Electric Service Provider, and any Alternative Service Provider reasonable access to the Building's electric lines, feeders, risers, wiring, and any other machinery in the Premises, subject to the other limitations set forth in this Lease.

         C. LANDLORD NOT RESPONSIBLE FOR CHANGE IN SERVICE. Landlord will have no liability for any loss, damage, or expense Tenant may incur (a) by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or (b) if the quantity or character of the electric energy supplied by the Electric Service Provider or any Alternative Service Provider is no longer available or suitable for Tenant's requirements. No such change, failure, defect, unavailability, or unsuitability will constitute an actual or constructive eviction of Tenant, in whole or in part, entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under this Lease.

31.      SATELLITE DISHES AND ANTENNAE.

         Tenant's use of the Premises may include Tenant's use of the roof of the Building for the installation, operation and maintenance of satellite dishes, and related antennae, equipment, cabling and utilities (the antennae, equipment and cabling are together referred to as the "Antennae"). Before installing any Antennae, Tenant will deliver plans and specifications for the dish and related equipment and for the installation thereof (together, the "Plans and Specifications") to Landlord, which Landlord may approve in its reasonable discretion. Landlord may require Tenant to design the Antennae and mounting brackets and connections to withstand a 100 mph wind exposure, and to install a backup tether to prevent possible damage caused by the Antennae to other improvements. Tenant shall install the Antennae only in locations reasonably approved by Landlord in advance. Tenant will install the Antennae in strict accordance with the plans and specifications and in good faith, and in accordance with the requirements of the Building's structural engineer to ensure that the structural integrity of the roof and structure of the Building are fully preserved. Tenant shall, at Tenant's sole cost and expense, install and maintain the Antennae in a first class, safe and workmanlike manner, in conformance with sound construction practices, and in accordance with all applicable laws, rules, regulations and conditions of any governmental approvals. Tenant shall obtain all necessary governmental permits and approvals, at Tenant's expense, for the installation, operation and maintenance of the Antennae and shall keep the same in full force and effect. Tenant shall not damage the Building or reduce the structural or design integrity of the Building as a result of the installation, operation and maintenance of Antennae. Tenant shall indemnify and hold harmless Landlord from any and all damages, costs, liabilities, claims of damage, loss and costs arising from any actual or alleged injury to any person or from any actual or alleged loss or damage to property caused by, resulting from, or arising out of the installation, operation or maintenance of the Antennae, excepting therefrom any such injury or damages caused by Landlord's negligence or misconduct. Should the Building or any improvements located thereon be damaged or destroyed by the installation, operation or maintenance of the Antennae, Tenant shall immediately repair such damage or destruction and restore the Building to as good a condition as existed immediately prior to said damage or destruction, and shall compensate Landlord for any and all other damages, including but not limited to the loss of income or business occurring as a result of such damage or destruction. Landlord reserves the right to use the roof of the Building and the Building for any and all purposes not inconsistent with the rights granted to Tenant herein, and further reserves the right to grant any other tenant or third party a license or easement for use of the roof of the Building. Unless Landlord otherwise requests in writing, upon expiration or the sooner termination of the Lease, Tenant shall, at its sole cost and expense, remove the Antennae and repair any damage caused by such removal.

32.      RIGHTS OF FIRST OFFER.

         Tenant shall have a right of first offer to lease and a right of first offer to purchase as provided in Appendix H and I respectively.

         IN WITNESS WHEREOF, the parties hereto have executed this Lease.

                                    LANDLORD:

                                    CARRAMERICA REALTY CORPORATION, a
                                    Maryland corporation

                                    By:
                                       -------------------------------------
                                    Print Name:
                                               -----------------------------
                                    Print Title:
                                                ----------------------------

                                    TENANT:

                                    CORILLIAN CORPORATION, a Oregon
                                    corporation

                                    By:
                                       -------------------------------------
                                    Print Name:
                                               -----------------------------
                                    Print Title:
                                                ----------------------------

ATTACHMENTS:
Appendix A        -   Plan of Premises
Appendix B        -   Rules and Regulations
Appendix C        -   Tenant Improvement Agreement
Appendix D        -   Mortgages Currently Affecting the Project
Appendix E        -   Commencement Date Confirmation
Appendix F        -   Legal Description
Appendix G        -   Extension Option
Appendix H        -   Right of First Offer to Lease
Appendix I        -   Right of First Offer to Purchase
Appendix J        -   Naming Rights
Appendix K        -   Janitorial Service
Appendix L        -   Exclusive Parking Stall Locations

                                   APPENDIX A

                              PLAN OF THE PREMISES

               (Floor Plans depicting the Premises to be attached)

                                   APPENDIX B

                              RULES AND REGULATIONS

         1. Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall which may, in Landlord's judgment, appear unsightly from outside of the Project.

         2. The Project directory shall be available to Tenant solely to display names and their location in the Project, which display shall be as directed by Landlord.

         3. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Premises. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition and shall move all supplies, furniture and equipment as soon as received directly to the Premises and move all such items and waste being taken from the Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal therefrom. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord, reasonably exercised, shall be prejudicial to the safety, character, reputation and interests of the Project. Neither Tenant nor any employee or invitee of Tenant shall go upon the roof of an building in the Project.

         4. The toilet rooms, urinals, wash bowls and other apparatuses shall not be used for any purposes other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.

         5. Tenant shall not cause any unnecessary janitorial labor or services by reason of Tenant's carelessness or indifference in the preservation of good order and cleanliness.

         6. Tenant shall not install or operate any refrigerating, heating or air conditioning apparatus, or carry on any mechanical business without the prior written consent of Landlord; use the Premises for housing, lodging or sleeping purposes; or permit preparation or warming of food in the Premises (warming of coffee and individual meals with employees and guests excepted). Notwithstanding the foregoing, with the consent of Landlord which will not be unreasonably be withheld, Tenant may build-out a food service facility for its employees in Building 3. Tenant shall not occupy or use the Premises or permit the Premises to be occupied or used for any purpose, act or thing which is in violation of any Governmental Requirement or which may be dangerous to persons or property.

         7. Tenant shall not bring upon, use or keep in the Premises or the Project any kerosene, gasoline or inflammable or combustible fluid or material, or any other articles deemed hazardous to persons or property, or use any method of heating or air conditioning other than that supplied by Landlord.

         8. Landlord shall have sole power to direct electricians as to where and how telephone and other wires are to be introduced. No boring or cutting for wires is to be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

         9. No additional locks shall be placed upon any doors, windows or transoms in or to the Premises. Tenant shall not change existing locks or the mechanism thereof. Upon termination of the lease, Tenant shall deliver to Landlord all keys and passes for offices, rooms, parking lot and toilet rooms which shall have been furnished Tenant. In the event of the loss of keys so furnished, Tenant shall pay Landlord therefor. Tenant shall not make, or cause to be made, any such keys and shall order all such keys solely from Landlord and shall pay Landlord for any keys in addition to the two sets of keys originally furnished by Landlord for each lock.

         10. Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.

         11. No furniture, packages, supplies, equipment or merchandise will be received in the Project or carried up or down in the freight elevator, except between such hours and in such freight elevator as shall be designated by Landlord. Tenant shall not take or permit to be taken in or out of other entrances of the Building, or take or permit on other elevators, any item normally taken in or out through the trucking concourse or service doors or in or on freight elevators.

         12. Tenant shall cause all doors to the Premises to be closed and securely locked and shall turn off all utilities, lights and machines before leaving the Project at the end of the day.

         13. Without the prior written consent of Landlord, Tenant shall not use the name of the Project or any picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Project as the address of its business.

         14. Tenant shall cooperate fully with Landlord to assure the most effective operation of the Premises' or the Project's heating and air conditioning, and shall refrain from attempting to adjust any controls, other than room thermostats installed for Tenant's use. Tenant shall keep corridor doors closed.

         15. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which may arise from a cause other than Landlord's negligence, which includes keeping doors locked and other means of entry to the Premises closed and secured.

         16. Peddlers, solicitors and beggars shall be reported to the office of the Project or as Landlord otherwise requests.

         17. Tenant shall not advertise the business, profession or activities of Tenant conducted in the Project in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities.

         18. No bicycle or other vehicle and no animals or pets shall be allowed in the Premises, halls, freight docks, or any other parts of the Building except that blind persons may be accompanied by "seeing eye" dogs. Tenant shall not make or permit any noise, vibration or odor to emanate from the Premises, or do anything therein tending to create, or maintain, a nuisance, or do any act tending to injure the reputation of the Building.

         19. Tenant acknowledges that Building security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Project.

         Accordingly:

                  (a) Landlord may, at any time, or from time to time, or for regularly scheduled time periods, as deemed advisable by Landlord and/or its agents, in their sole discretion, require that persons entering or leaving the Project or the Property identify themselves to watchmen or other employees designated by Landlord, by registration, identification or otherwise.

                  (b) Tenant agrees that it and its employees will cooperate fully with Project employees in the implementation of any and all security procedures.

                  (c) Such security measures shall be the sole responsibility of Landlord, and Tenant shall have no liability for any action taken by Landlord in connection therewith, it being understood that Landlord is not required to provide any security procedures and shall have no liability for such security procedures or the lack thereof.

         20. Tenant shall not do or permit the manufacture, sale, purchase, use or gift of any fermented, intoxicating or alcoholic beverages without obtaining written consent of Landlord.

         21. Tenant shall not disturb the quiet enjoyment of any other tenant.

         22. Tenant shall not provide any janitorial services or cleaning without Landlord's written consent and then only subject to supervision of Landlord and at Tenant's sole responsibility and by janitor or cleaning contractor or employees at all times satisfactory to Landlord.

         23. Landlord may retain a pass key to the Premises and be allowed admittance thereto at all times to enable its representatives to examine the Premises from time to time and to exhibit the same and Landlord may place and keep on the windows and doors of the Premises at any time signs advertising the Premises for Rent.

         24. No equipment, mechanical ventilators, awnings, special shades or other forms of window covering shall be permitted either inside or outside the windows of the Premises without the prior written consent of Landlord, and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be approved by Landlord.

         25. Tenant shall not, during the Term of this Lease, canvas or solicit other tenants of the Building for any purpose.

         26. Tenant shall not install or operate any phonograph, musical or sound- producing instrument or device, radio receiver or transmitter, TV receiver or transmitter, or similar device in the Building, nor install or operate any antenna, aerial, wires or other equipment inside or outside the Building, nor operate any electrical device from which may emanate electrical waves which may interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere, without in each instance the prior written approval of Landlord. The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be disturbed.

         27. Tenant shall promptly remove all rubbish and waste from the Premises.

         28. Tenant shall not exhibit, sell or offer for sale, rent or exchange in the Premises or at the Project any article, thing or service, except those ordinarily embraced within the use of the Premises specified in Section 6 of this Lease, without the prior written consent of Landlord.

         29. Tenant shall list all furniture, equipment and similar articles Tenant desires to remove from the Premises or the Building and deliver a copy of such list to Landlord and procure a removal permit from the Office of the Building authorizing Building employees to permit such articles to be removed.

         30. Tenant shall not overload any floors in the Premises or any public corridors or elevators in the Building.

         31. Tenant shall not do any painting in the Premises, or mark, paint, cut or drill into, drive nails or screws into, or in any way deface any part of the Premises or the Building, outside or inside, without the prior written consent of Landlord.

         32. Whenever Landlord's consent, approval or satisfaction is required under these Rules, then unless otherwise stated, any such consent, approval or satisfaction must be obtained in advance, such consent or approval may be granted or withheld in Landlord's sole discretion, and Landlord's satisfaction shall be determined in its sole judgment.

         33. Tenant and its employees shall cooperate in all fire drills conducted by Landlord in the Building.

         34. Tenant and its employees shall cooperate with the following parking requirements:

                  (a) Tenant shall not park or permit the parking of vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Project.

                  (b) No overnight or extended term storage of vehicles shall be permitted.

                  (c) Vehicles must be parked entirely within painted stall lines of a single parking stall.

                  (d) All directional signs and arrows must be observed.

                  (e) Parking is prohibited in areas not striped for parking, in aisles, where "no parking" signs are posted, and in such other areas as may be designated by Landlord or Landlord's Parking Operator.

                  (f) Every driver is required to park and lock his own vehicle. All responsibility for damage to vehicles is assumed by the driver.

                  (g) Washing, waxing, cleaning or servicing of any vehicle in any area not specifically reserved for such purpose is prohibited.

                  (h) Landlord reserves the right to establish and change parking fees and to modify and/or adopt such other reasonable and non-discriminatory rules and regulations for the parking facilities as it deems necessary for the operation of the parking facilities, provided that Tenant nor its officers or employees shall be charged parking fees for the use of the parking facilities. Landlord may refuse to permit any person who violates these rules to park in the parking facilities, and any violation of the rules shall subject the car to possible removal.

                                   APPENDIX C

                          TENANT IMPROVEMENT AGREEMENT

         1. INITIAL IMPROVEMENTS. Landlord shall cause to be performed the improvements (the "Initial Improvements") in the Premises in accordance with plans and specifications approved by Tenant and Landlord (the "Plans"), which approvals shall not be unreasonably withheld. The Initial Improvements shall be performed at the Tenant's cost, subject to the Landlord's Contribution (hereinafter defined).

         Landlord will make available a Tenant Improvement allowance of $28.50 per rentable square foot to be applied toward the costs of the Initial Improvements (which amount includes $.50 per rentable square foot for Tenant's architect) ("Landlord's Contribution"). Landlord will also provide, at Landlord's cost (exclusive of Landlord's Contribution), the following items as a part of its shell and core work:

         (a) 2' x 4' ceiling grid and tegular ceiling tile shall be pre-purchased by landlord and stocked on the floor.

         (b) Lighting fixtures shall be pre-purchased by Landlord and stocked on the floor.

         (c) Electrical service distributed to each floor with panels and transformers set within the building core ready for branch circuit wiring to be accomplished under tenant improvement work.

         (d) Aluminum window sills, aluminum sill extensions and aluminum window head installed.

         (e) Building columns shall be ready for framing.

         (f) Sprinkler heads installed in shell and core work in accordance with governing code for unoccupied space. Finished heads will be dropped as part of tenant improvements.

         (g) Common area fire alarms, smoke detectors and exit lights installed per code and in compliance with the ADA.

         (h) Building restroom facilities, and exterior spaces shall be finished in accordance with governing codes and ordinances as part of the building shell and core.

         (i) Horizontal one inch (1") mini-blinds, Levelor or equal, for all perimeter windows shall be pre-purchased and installed by Landlord.

         (j) Shell and core floor shall be flat and level in accordance with the industry standard for the type and location of the installation.

         Tenant shall use the Tenant Improvement allowances only for improving the Premises, including but not limited to voice and data cabling, supplemental HVAC, satellite dishes and/or antenna installation, and for preparation of Tenant's space planning, construction documents and permits, including local approval and signage permits. The Tenant Improvement allowances shall also be used to lower sprinkler heads, install lights, install ceiling tile, and complete HVAC duct work.

         The final Plans for the Initial Improvements shall be prepared by Landlord's licensed architect at Tenant's cost, and shall be mutually agreed upon by the parties as set forth herein. Within two (2) weeks after this Lease is fully executed, Tenant, working with Landlord's or Tenant's space planner, shall furnish its proposed space plan to Landlord for Landlord's review and approval. Landlord shall, within one (1) week after receipt of the proposed space plan either provide Tenant with comments to the same, or provide Tenant with detailed plans prepared by Landlord's architect incorporating Tenant's proposed space plan and identifying any Landlord comments and/or modifications to the same. If Landlord provides such detailed architectural plans, Tenant shall, within one (1) week after receipt of the same, either provide comments to such plans or approve the same. Tenant shall be deemed to have approved such plans if it does not provide comments within such time period. If instead of architectural plans, Landlord provides Tenant with comments to Tenant's proposed space plan, Tenant shall provided a revised space plan to Landlord incorporating Landlord's comments within one (1) week after receipt of Landlord's comments. Landlord shall, within one (1) week after receipt of the revised space plan, either provide Tenant with comments to the same, or provide Tenant with plans prepared by Landlord's architect based on such revised space plan, including any Landlord comments and/or modifications to the same, and the process described above shall be repeated, if necessary, until the plans have been approved by the parties. Notwithstanding any other term or provisions hereof, the parties agree to cooperate with each other in good faith and to use reasonable efforts to reach agreement so as to enable Landlord to submit the agreed upon plans for permit to the City of Hillsboro no later than May 30, 2000 for Phase 1 and August 3, 2000 for Phase 2.

                  Landlord, using its business expertise and knowledge of the market, and in consultation with Tenant, shall select a contractor to perform the construction of the Initial Improvements at a commercially reasonable cost. Tenant hereby approves Baugh Construction as the general contractor for the Initial Improvements. The general contractor fee shall be three percent (3%) of the actual cost of the Tenant Improvement construction cost plus an amount for contractor's reasonable general conditions. Upon request by Tenant, Tenant shall have the right to consult and mutually approve with Landlord proposed subcontractors performing work on the Initial Improvements. Landlord will choose mechanical and electrical engineers. Landlord shall use commercially reasonable efforts to cause the Initial Improvements to be substantially completed, except for minor "Punch List" items, on or before October 1, 2000 for Phase 1 and January 1, 2001 for Phase 2, subject to Tenant Delay (as defined in Section 4 hereof) and Force Majeure.

         Landlord, or an agent of Landlord, shall provide project management services in connection with the construction of the Initial Improvements and the Change Orders (hereinafter defined). Such project management services shall be performed, at Tenant's cost, for a fee of three percent (3%) of all costs related to the preparation of the Plans and the construction of the Initial Improvements and the Change Orders.

         2. CHANGE ORDERS. If, before the Commencement Date, Tenant wants improvements or changes (individually or collectively, "Change Orders") to the Premises in addition to, revision of, or substitution for the Initial Improvements, Tenant shall deliver to Landlord for its approval plans and specifications for such Change Orders. If Landlord does not approve of the plans for Change Orders, Landlord shall advise Tenant of the revisions required. Tenant shall revise and redeliver the plans and specifications to Landlord within five (5) business days of Landlord's advice or Tenant shall be deemed to have abandoned its request for such Change Orders. Tenant shall pay for all preparations and revisions of plans and specifications, and the construction of all Change Orders, subject to Landlord's Contribution.

         3. LANDLORD'S CONTRIBUTION. If the cost of the Tenant Improvements does not equal or exceed the amount of the Landlord's Contribution, the excess will be credited to the payment of Tenant's Base Rent. Landlord has no obligation to pay for costs of the Initial Improvements or Change Orders in excess of Landlord's Contribution, notwithstanding any other provision hereof. If the cost of the Initial Improvements and/or Change Orders exceeds the Landlord's Contribution, Tenant shall pay such overage to Landlord before construction of the Initial Improvements and/or Change Orders begins.

         4. COMMENCEMENT DATE DELAY. Phase 1 and Phase 2 Commencement Dates shall be delayed until the Initial Improvements are substantially complete for each Phase ("Phase 1 and Phase 2 Completion Date" and each a "Completion Date"), except to the extent that the delay is caused by any one or more of the following (a "Tenant Delay"):

                  (a) Tenant's request for Change Orders (whether or not any such Change Orders are actually performed); or

                  (b) Contractor's performance of any Change Orders; or

                  (c) Tenant's request for materials, finishes or installations requiring unusually long lead times; or

                  (d) Tenant's delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein; or

                  (e) Tenant's delay in providing information critical to the normal progression of the project. Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of such request for information from the Landlord; or

                  (f) Tenant's delay in making payments to Landlord for costs of the Initial Improvements and/or Change Orders in excess of the Landlord's Contribution; or

                  (g) Any other act or omission by Tenant, its agents, contractors or persons employed by any of such persons.

         If the Commencement Date is delayed for any reason, then Landlord shall cause Landlord's Architect to certify the date on which the Initial Improvements would have been completed but for such Tenant Delay, or were in fact completed without any Tenant Delay.

         5. ACCESS BY TENANT PRIOR TO COMMENCEMENT OF TERM. Landlord at its discretion may permit Tenant and its agents to enter the Premises prior to each Commencement Date to prepare the Premises for Tenant's use and occupancy. Any such permission shall constitute a license only, conditioned upon Tenant's:

                  (a) working in harmony with Landlord and Landlord's agents, contractors, workmen, mechanics and suppliers and with other tenants and occupants of the Building;

                  (b) obtaining in advance Landlord's approval of the contractors proposed to be used by Tenant and depositing with Landlord in advance of any work (i) security satisfactory to Landlord for the completion thereof, and (ii) the contractor's affidavit for the proposed work and the waivers of lien from the contractor and all subcontractors and suppliers of material; and

                  (c) furnishing Landlord with such insurance as Landlord may require against liabilities which may arise out of such entry.

                  Landlord shall have the right to withdraw such license for any reason upon twenty-four (24) hours' written notice to Tenant. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant's property or installations in the Premises prior to each Commencement Date. Tenant shall protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses arising out of the activities of Tenant or its agents, contractors, suppliers or workmen in the Premises or the Building. Any entry and occupation permitted under this Section shall be governed by Section 5 and all other terms of the Lease. Landlord shall not be liable in any way for an injury, loss or damage, which may occur to any of Tenant's property or installations in the Premises prior to each Commencement Date.

         6. MISCELLANEOUS. Terms used in this Appendix C shall have the meanings assigned to them in the Lease. The terms of this Appendix C are subject to the terms of the Lease.

                                   APPENDIX D

                    MORTGAGES CURRENTLY AFFECTING THE PROJECT


                                      NONE

                                   APPENDIX E

                         COMMENCEMENT DATE CONFIRMATION

         Landlord:     CarrAmerica Realty Corporation, a Maryland corporation

         Tenant:       Corillian Corporation, an Oregon corporation

         This Commencement Date Confirmation is made by Landlord and Tenant pursuant to that certain Lease dated as of May 22, 2000 (the "Lease") for the following premises:

                  (a) All of Building 2, approximately 66,198 rentable square feet, located at 3400 N.W. John Olsen Place, Hillsboro, Oregon 97124;

                  (b) All of the second floor and all of the third floor of Building 1, approximately 44,901 rentable square feet, located at 3600 N.W. John Olsen Place, Hillsboro, Oregon;

                  (c) All of Building 3, approximately 11,028 rentable square feet, located at 3500 N.W. John Olsen Place, Hillsboro, Oregon

This Confirmation is made pursuant to Item 9 of the Schedule to the Lease.

         LEASE COMMENCEMENT DATE, TERMINATION DATE. Landlord and Tenant hereby agree that the Phase 1 Commencement Date of the Lease for the Phase 1 Premises is October 1, 2000, the Phase 2 Commencement Date of the Lease for the Phase
2 Commencement Date is January 1 and the Termination Date of the Lease is October 1, 2007.

         ACCEPTANCE OF PREMISES. Tenant has inspected the Premises and affirms that the Premises is acceptable in all respects in its current "as is" condition.

         INCORPORATION. This Confirmation is incorporated into the Lease, and forms an integral part thereof. This Confirmation shall be construed and interpreted in accordance with the terms of the Lease for all purposes.

                                   TENANT:

                                   Corillian Corporation, an Oregon corporation

                                   By:
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------

                              [Signatures continue]

                                   LANDLORD:

                                   CarrAmerica Realty Corporation, a Maryland corporation

                                   By:
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------

                       (EXHIBIT ONLY - NOT FOR EXECUTION)

                                   APPENDIX F

                                LEGAL DESCRIPTION

Lot 11, Tanasbourne Corporate Center in the City of Hillsboro, County of Washington and State of Oregon.

                                   APPENDIX G

                                EXTENSION OPTION

         EXTENSION OPTION. Subject to Subsection B below, Tenant may at its option extend the Term of this Lease for two (2) successive periods of five (5) years each. Each such period is called a "Renewal Term", and the first such five
(5) year period is called the "First Renewal Term" and the second such five (5) year period is called the "Second Renewal Term". Each Renewal Term shall be upon the same terms contained in this Lease (excluding the provisions of Appendix G of this Lease) and except for the payment of Base Rent during the Renewal Term; and any reference in the Lease to the "Term" of the Lease shall be deemed to include any Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant shall have no additional extension options.

         A. The Base Rent during the First Renewal Term shall be the greater of
(i) the Base Rent applicable to the last day of the final Lease Year prior to the applicable Renewal Term, or (ii) 100% the Market Rate (defined hereinafter) for such space for a term commencing on the first day of the Renewal Term. "Market Rate" shall mean the then prevailing market rate for a comparable term commencing on the first day of the Renewal Term for tenants of comparable size and creditworthiness for comparable space in the Building and other first class office buildings in the vicinity of the Building. For purposes of each Renewal Term, market rate shall also include a tenant improvement (refreshment) allowance comparable to other tenants of similar size and creditworthiness for comparable space in other first-class office buildings in the vicinity of the Building.

         B. To exercise any option, Tenant must deliver a binding notice to Landlord not less than fourteen (14) months prior to the expiration of the initial Term of this Lease, or the first Renewal Term, as the case may be. The Market Rate for the Renewal Term shall be calculated pursuant to Subsection C below and Landlord shall inform Tenant of the Market Rate. Such calculations shall be final and shall not be recalculated at the actual commencement of the Renewal Term. If Tenant fails to timely give its notice of exercise, Tenant will be deemed to have waived its option to extend.

         C. Market Rate shall be determined as follows:

                  (i) If Tenant provides Landlord with its binding notice of exercise pursuant to Subsection B above, then at some point between nineteen (19) and seventeen (17) months prior to the commencement of the First Renewal Term (or, at Landlord's election, at an earlier point), Landlord shall calculate and inform Tenant of the Market Rate. If Tenant rejects the Market Rate as calculated by Landlord, Tenant shall inform Landlord of its rejection within ten (10) days after Tenant's receipt of Landlord's calculation, and Landlord and Tenant shall commence negotiations to agree upon the Market Rate. If Tenant fails to timely reject Landlord's calculation of the Market Rate it will be deemed to have accepted such calculation. If Landlord and Tenant are unable to reach agreement within twenty-one (21) days after Landlord's receipt of Tenant's notice of rejection, then the Market Rate shall be determined in accordance with (ii) below.

                  (ii) If Landlord and Tenant are unable to reach agreement on the Market Rate within said twenty-one (21) day period, then within seven (7) days, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with (iii) and (iv) below.

                  (iii) Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator an independent MAI appraiser with at least five (5) years of experience in appraising office space in the metropolitan area in which the Project is located (a "Qualified Appraiser"). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) days, each shall select a Qualified Appraiser and within ten (10) days thereafter the two appointed Qualified Appraisers shall select a third Qualified Appraiser and the third Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.

                  (iv) Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding. If the arbitrator believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

         D. Tenant's option to extend this Lease is subject to the conditions that: (i) on the date that Tenant delivers its binding notice exercising an option to extend, Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, and (ii) Tenant shall not have assigned the Lease, or sublet any portion of the Premises under a sublease (as permitted without Landlord's consent as provided for in Section 17.G), which is effective at any time during the final twelve (12) months of the initial Term or the First Renewal Term, as applicable.

                                   APPENDIX H

                          RIGHT OF FIRST OFFER TO LEASE

         RIGHT OF FIRST OFFER. Subject to Subsection B below, and subject to any expansion or renewal options of any current tenant in the Building (a "Prior Tenant"), or the right of Landlord to extend the Lease of any current tenant in the Building, Landlord hereby grants to Tenant for the term of the Lease a right of first offer to lease any available space in the Building (collectively, the "ROFO Space" including space presently occupied by the University of Phoenix, when that space becomes available), to be exercised in accordance with Subsection A below.

         A. If and when any ROFO Space becomes available for lease to anyone other than a Prior Tenant, Landlord shall so notify Tenant ("Landlord's ROFO Notice") identifying the available ROFO Space (the "Subject ROFO Space"). Landlord's ROFO Notice may be given in advance of such availability and shall contain the terms upon which Landlord intends to offer the Subject ROFO Space for lease to the market. Tenant shall notify Landlord within ten (10) days of receipt of Landlord's ROFO Notice whether it desires to lease the Subject ROFO Space on the terms set forth in Landlord's ROFO Notice. If Tenant does not notify Landlord within said 10-day period that it will lease the Subject ROFO Space, Tenant shall be deemed to have refused the Subject ROFO Space. After any refusal, Tenant shall have no further right of first offer for such Subject ROFO Space and Landlord shall be free to lease such space to any party for any term and upon any terms it desires. Provided, however, that Landlord will not lease the ROFO space to any other tenant on economic terms which are materially more favorable to such other tenant without again making the space available to Tenant. As used herein, "materially more favorable" shall mean essential economic terms which are more favorable to other tenant by at least 5%. If Tenant exercises its right of first offer with respect to the Subject ROFO Space, such space shall be added to the Premises for all purposes of this lease for the remaining Term of the Lease on (a) the terms specified in Landlord's ROFO Notice, and (b) the terms of this Lease to the extent that they do not conflict with the terms specified in Landlord's ROFO Notice, except that the terms of Landlord's ROFO Notice shall not apply during any Renewal Term, and instead, the terms of the Lease applying to the remainder of the Premises during the Renewal Term shall also apply to the Subject ROFO Space.

         B. Tenant's right of first offer is subject to the conditions that: (i) on the date that Tenant delivers its notice exercising its right of first offer, Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, and (ii) Tenant shall not have assigned the Lease, or sublet any portion of the Premises under a sublease which is in effect at any time during the period commencing with Tenant's delivery of its notice and ending on the date the ROFO Space is added to the Premises.

         C. Promptly after Tenant's exercise of its right of first offer, Landlord shall deliver to Tenant an amendment to the Lease to reflect changes in the Premises, Base Rent, Tenant's Proportionate Share and any other appropriate terms changed by the addition of the ROFO Space. Within 15 days thereafter, Tenant shall execute and return the amendment and Landlord shall promptly execute the amendment and return it to Tenant. Tenant's failure to execute and return the amendment to Landlord shall entitle Landlord to terminate this ROFO upon written notice to Tenant, at Landlord's election.

                                   APPENDIX I

                        RIGHT OF FIRST OFFER TO PURCHASE

         RIGHT OF FIRST OFFER. Provided that (a) the Lease shall be in full force and effect, (b) Tenant, shall not be in default under the Lease beyond any applicable cure period, and (c) Buyer shall not have assigned its interest in the Lease or sublet any portion of the Premises, except to permitted subsidiaries or affiliates as provided in Section 17.G. Landlord agrees that if Landlord desires to sell the Project separately from any other project then owned by Landlord, Tenant shall have the right of first offer to purchase the Project ("Right of First Offer"), in accordance with the terms hereof. Notwithstanding any other term or provision hereof, Tenant's Right of First Offer shall terminate upon the Termination Date, including any extensions or renewals thereof or any earlier termination of this Lease.

         (i) Landlord shall give Tenant written notice of Landlord's desire to sell the Project (the "First Offer Notice"), which notice shall include the purchase price and essential business terms upon which Landlord is willing to sell the Project. Tenant shall have ten (10) business days following the effective date of the First Offer Notice within which to accept, by written notice to Landlord, the terms contained therein.

         (ii) Time is of the essence hereof. If Tenant fails for any reason to respond to the First Offer Notice within such ten business days, the terms contained in the First Offer Notice shall be deemed rejected. If Tenant rejects the terms of the First Offer Notice, Landlord shall be entitled to sell the Project to any third party upon any terms and conditions Landlord deems acceptable in its sole discretion; provided, however, that Landlord shall not sell the Project on economic terms which are materially more favorable than those set forth in the First Offer Notice without again offering the Project to Buyer, in accordance with the terms hereof.

         (iii) Notwithstanding the remaining terms hereof, the Right of First Offer contained in this paragraph shall not apply in the case of any sale, transfer, or conveyance of the Project to any parent, subsidiary, successor by merger or reorganization, or affiliate of the Seller; provided, however, that in any such instance, the transferee shall take the Project subject to the remaining terms hereof. As used herein, "affiliate" shall mean a person or entity controlling, controlled by, or under common control with Seller.

                                   APPENDIX J

                                  NAMING RIGHTS

         NAMING RIGHTS. Landlord will change the name of the Project to " [TBD] " provided that each of the following have been satisfied or continue to exist at the time of the requested name change by Tenant:

         (i) The Letter of Credit required by Section 20 has been released by Landlord;

         (ii) Tenant has not been in default under this Lease beyond any applicable cure period;

         (iii) Tenant continues to occupy all of the Premises and has not subleased any of the Premises to any third party other than to a subsidiary or affiliated company as described in Section _____; and

         (iv) [Other conditions]

         If any of the conditions in (ii), (iii) or (iv) above no longer continue to exist, Landlord shall have the right to change the name of the Project and to replace all signs with a new name in Landlord's sole discretion. The cost of removal of the signs bearing the [TBD] name and the replacement of those signs with new signs shall be performed by Landlord provided that all costs and expenses thereof shall be paid by Tenant upon demand by Landlord.

                                   APPENDIX K

                               JANITORIAL SERVICE

Landlord shall furnish janitorial service as described below:

DAILY

1. Sweep, dry mop (using treated mops), or vacuum all floor areas (moving light furniture) of resilient wood or carpet, remove matter such as gum and tar which has adhered to the floor.

2. Empty and damp wipe all ashtrays and waste baskets and remove all trash.

3. Dust all horizontal surfaces with treated dust cloth, including furniture, files, equipment, blinds, and louvers that can be reached without a ladder.

4. Spot wash to remove smudges, marks, fingerprints from such areas as walls, equipment, doors, partitions and light switches within reach.

5.       Wash and disinfect water fountains and water coolers.

6. Damp mop all non-resilient floors such as concrete, terrazzo and ceramic tile.

7.       Empty all waste containers.

8. Dust and rub down elevator doors, walls, and metal work in elevator cabs.

TOILET ROOMS

1. Clean mirrors, soap dispensers, shelves, wash basins, exposed plumbing, dispenser and disposal container exteriors using detergent disinfectant and water. Damp wipe all ledges, toilet stalls and doors, spot clean light switchers, doors and walls.

2. Clean toilets and urinals with detergent disinfectant, beginning with seats and working down. Pour one once of bowl cleaner into urinal after cleaning and do not flush.

3. Furnish and refill all soap, toilet, sanitary napkin and towel dispensers.

4.       Clean all baseboards.

5.       Damp mop floors using detergent disinfectant.

WEEKLY

1. Wash all directory board, display, entry door and side light glass as necessary.

2.       Spot clean carpet stains.

3. Spot wash interior partition glass and door glass to remove all smudge marks and finger marks from doors, partitions, woodwork, window ledges and window mullions.

MONTHLY

1.       Sweep stairwells and landings.

2.       Wash all uncarpeted areas.

3. High dust all horizontal and vertical surfaces not reached in nightly cleaning, such as pipes, light fixtures, door frames, picture frames and other wall hangings.

QUARTERLY

1. Vacuum all ceilings and wall air supply and exhaust diffusers or grills.

2.       Wash all stairwell landings and treads.

3.       Clean exterior windows of the building, weather permitting.

4.       Scrub, was and buff all tile areas.

                                   APPENDIX L

                        EXCLUSIVE PARKING STALL LOCATIONS


                                      L-1